EXHIBIT 99.1


August 2, 2004



                       PRIME GROUP REALTY TRUST ANNOUNCES
                  AGREEMENT TO SELL ITS INDUSTRIAL PORTFOLIO TO
                   CENTERPOINT PROPERTIES FOR $125.1 MILLION




Chicago, IL. - Prime Group Realty Trust (NYSE: PGE) (the "Company") announced today it has entered into an agreement to sell substantially all of its industrial assets and most of its industrial land to CenterPoint Properties Trust ("CenterPoint"). The agreement provides that the Company will sell 30 properties (29 industrial properties and one office/tech building) containing, in the aggregate, 3.8 million square feet, and three industrial land parcels totaling approximately 128 acres.

The gross sales price is $125.1 million. Net proceeds (after prorations, credits, debt assumption, the payment of certain tax indemnification obligations and the deduction of certain escrows) are estimated to be approximately $54 million. The foregoing $54 million includes the release of and/or credits at closing for approximately $9.1 million of existing mortgage escrows on the Company's balance sheet being transferred with the properties.

The transaction is subject to customary closing conditions, including obtaining lenders' consents with respect to certain debt that may be assumed by CenterPoint. Accordingly, the parties currently anticipate the sale will close in September or October 2004, after the receipt of these consents and the satisfaction of the other closing conditions. If these conditions are not satisfied, or their satisfaction is delayed, the transaction may not close or the closing may be delayed.

"This transaction enables the Company to focus on its core portfolio of Chicago CBD and suburban office assets," said Jeffrey A. Patterson, President and Chief Investment Officer.

"The sale is another step in improving the Company's financial stability," said Stephen J. Nardi, Chairman of the Company's Board of Trustees. Mr. Nardi continued, "The closing of this transaction will enable the Company to pay off additional expensive debt and provide additional working capital for general corporate purposes and for costs which could be required for leasing and operating our office portfolio."


About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 12 office properties containing an aggregate of 4.7 million net rentable square feet and 30 industrial properties containing an aggregate of 3.9 million net rentable square feet. In addition, the Company owns 217.4 acres of developable land (which includes 74.3 acres of land in its crane portfolio) and joint venture interests in three office properties containing an aggregate of 2.8 million net rentable square feet.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

Jeffrey A. Patterson                      Richard M. FitzPatrick
President and Chief Investment Officer    Chief Financial Officer
(312) 917-1300                            (312) 917-1300